Exhibit 99.1

Syncora Holdings Ltd. A.S. Cooper Building 26 Reid Street, 4th Floor Hamilton HM 11 Bermuda +441 295 7135 Phone +441 296 4351 Fax

News

SYNCORA HOLDINGS LTD. REPORTS SECOND QUARTER 2008 RESULTS; PROVIDES
CERTAIN PROFORMA INFORMATION RELATING TO TRANSACTIONS WITH XL
CAPITAL LTD AND MERRILL LYNCH & CO., INC.

  Second quarter 2008 net loss to common shareholders of $492.9 million, or $7.67 per common share, versus net income of $25.9 million, or $0.40 per common share in the second quarter of 2007; Six month 2008 net loss to common shareholders of $589.7 million, or $9.18 per common share, versus net income of $63.2 million, or $0.98 per common share in the first six months of 2007;

  On a proforma basis, after giving effect to the August 5, 2008 transactions with XL Capital Ltd, Merrill Lynch & Co., Inc. and other related transactions, total shareholders’ equity of $1.1 billion and common shareholders’ equity of $0.9 billion, or $13.75 per common share, as of June 30, 2008.

Hamilton, Bermuda, August 11, 2008 – Syncora Holdings Ltd. (formerly known as Security Capital Assurance Ltd) (NYSE: SCA) (“Syncora” or the “Company”) today announced results for the three- and six-month periods ended June 30, 2008. The net loss in the second quarter of 2008 was $492.9 million, or $7.67 per common share, versus net income of $25.9 million, or $0.40 per common share, in the second quarter of 2007. The net loss for the quarter was primarily due to net losses and loss adjustment expenses of $455.6 million and a charge of $125.7 million related to the net change in fair value of derivatives. The net loss for the first six months of 2008 was $589.7 million, or $9.18 per common share, versus net income of $63.2 million, or $0.98 per common share, for the first six months of 2007. As of June 30, 2008, the Company reported a total shareholders’ deficit of $182.1 million and a common shareholders’ deficit of $428.7 million, or $6.67 per common share.

After the end of the second quarter of 2008, Syncora entered into important agreements for transactions with XL Capital Ltd (“XL Capital”) and Merrill Lynch & Co., Inc. (“Merrill Lynch”) that closed on August 5, 2008. These transactions will be reflected in the third quarter financial statements. The Merrill Lynch transaction involved the payment of $500 million in cash consideration by Syncora to Merrill Lynch, in exchange for Merrill Lynch’s agreement to terminate eight credit default swap contracts with an insured gross par outstanding of $3.74 billion, as of June 30, 2008. The XL Capital transaction consisted of the commutation, elimination and termination of certain reinsurance and guarantees among certain XL Capital affiliates and Syncora and its subsidiaries in exchange for consideration in the amount of approximately $1.775 billion in cash plus eight million XL Capital ordinary shares, as well as the transfer of XL Capital’s 46% ownership in Syncora to a trust.

On a pro-forma basis, after giving effect to these and other related transactions, as of June 30, 2008 the Company’s common shareholders’ equity calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) would have been approximately $0.9 billion and total shareholders’ equity would have been approximately $1.1 billion. In addition, Syncora Guarantee Inc.’s (“Syncora Guarantee”, formerly known as XL Capital Assurance Inc.) June 30, 2008 policyholders’ surplus would have been $1.0 billion compared to a deficit of $881.1 million actually reported as of that date. The common shareholders’ equity and Syncora Guarantee’s policyholders’ surplus described above reflect certain assumptions by the Company concerning the transactions contemplated by the Agreements and related transactions. There can be no assurance that the Company’s assumptions will not differ materially from the ultimate treatment or impact of the aforementioned transactions.

“Our results in the second quarter stemmed mainly from significant deterioration in U.S. residential mortgage performance that adversely affected the asset-backed collateralized debt obligations and residential mortgage backed securities we insured,” said Paul S. Giordano, President and Chief Executive Officer of Syncora Holdings. “Last week, we achieved an important milestone in our restructuring process by completing the previously announced transactions with XL Capital and Merrill Lynch, which strengthened our capital position and removed from our insured portfolio some of the exposures of greatest concern to us. To reduce the risk of further adverse loss development, we are continuing to work with our remaining credit default swap counterparties in an effort to commute or restructure the exposures we have to them. We also remain committed to exploring ways to place our public finance business on a more stable footing going forward.”

For the second quarter of 2008, the Company reported an operating loss of $1.288 billion, or $20.05 per common share, compared to operating income of $46.4 million, or $0.72 per common share for the second quarter of 2007. For the first six months of 2008, the Company reported an operating loss of $1.291 billion, or $20.10 per common share, compared to operating income of $90.5 million, or $1.40 per common share for the first six months of 2007.

Operating income (loss) is a non-GAAP measure that is calculated by taking net income excluding the after tax effect of: (i) net realized gains (losses) on investments, (ii) unrealized gains (losses) on derivatives net of credit impairment adjustments included in unrealized gains (losses) on derivatives and (iii) certain other items. As many research analysts and investors do not limit their analysis of our earnings to a strictly GAAP basis, Syncora provides additional non-GAAP information such as operating income (loss). The reconciliation of non-GAAP measures can be found in Appendix A at the end of this release.

The weighted average number of shares used in the “per share” calculations was 64,259,009 for the second quarter of 2008. This compares to weighted average shares of 64,506,612 for the second quarter of 2007.

Net Change in Fair Value of Derivatives and Credit Impairment Charges Associated with Derivative Exposure

The net loss for the quarter was partially due to a charge of $125.7 million, or $1.96 per common share, related to the net change in fair value of derivatives associated with financial guarantee obligations executed in credit derivative form, as required by GAAP. Included in the net change in fair value of derivatives for the second quarter is $944.9 million of additional credit impairment associated with adverse loss development in the Company’s collateralized debt obligations of asset backed securities (“CDO of ABS”) portfolio. Additionally, the Statement of Financial Accounting Standards No. 157 “Fair Value Measurements” requires the Company to adjust the estimated fair values of its derivative liabilities to incorporate the risk of the Company’s own non-performance. Syncora applied a market-derived discount rate, which includes an adjustment for the Company’s credit spreads, in estimating the fair value of its credit derivative liability. The effect of the Company’s credit spreads on fair value can vary widely from period to period dependent largely on the perception of Syncora and/or its operating company, Syncora Guarantee, as counterparty.

For the first six months of 2008, the net change in fair value of derivatives on financial guarantee obligations executed in credit derivative form was a charge of $222.0 million, which includes net credit impairment of $965.4 million during the first six months of 2008 associated with the CDO of ABS portfolio.

Net Cash Used in or Provided by Operating Activities

For the three months ended June 30, 2008, net cash used in operating activities was $63.0 million compared to $46.5 million provided by operating activities in the comparable three-month period in 2007. For the first six months of 2008, net cash used in operating activities was $107.7 million compared to $105.3 million provided by operating activities in the comparable six-month period in 2007. Net cash used in operating activities during the second quarter and for the first six months of 2008 was primarily due to the Company having ceased writing substantially all new business, combined with higher expenses and significant claims payments made during the second quarter and first six months of 2008. Gross claims of $193.7 million were paid during the first half of the year related to home equity line of credit (“HELOC”) and closed-end second lien (“CES”) residential mortgage backed securities (“RMBS”) transactions. There were no claims paid in the first six months of 2007.

Net cash provided by financing activities was $195.8 million for the first six months of 2008 primarily from the receipt of proceeds of approximately $200 million from the issuance the Series B non-cumulative perpetual preferred shares of Syncora Guarantee Re Ltd. (“Syncora Re”) in connection with the exercise of the Twins Reefs Asset Trust put option in the first quarter of 2008.

Dividend Update

As part of an agreement reached with the New York State Insurance Department, the Company has agreed to an 18 month moratorium on the payment of all dividends to the Company’s shareholders.

August 5, 2008 Agreements

Agreement with XL Capital

As previously announced, on August 5, 2008 a number of reinsurance, guarantees and other arrangements among Syncora and its subsidiaries and XL Capital and its subsidiaries were terminated, eliminated or commuted in return for the payment by XL Capital and certain of its affiliates of $1.775 billion in cash plus eight million of XL Capital’s Class A Ordinary Shares to Syncora Guarantee and Syncora Re and the transfer of XL Capital’s 46% ownership of Syncora into a trust. This transaction will be accounted for in the Company’s third quarter 2008 financials.

Agreement with Merrill Lynch

As previously announced, pursuant to the Merrill Agreement, on August 5, 2008, Syncora, Syncora Guarantee, Merrill Lynch, Merrill Lynch International (“MLI”) and eight trusts affiliated with Syncora, the obligations of which are guaranteed by policies issued by Syncora Guarantee, terminated eight credit default swaps (the “Swaps”) and the related financial guarantee insurance policies issued by Syncora Guarantee, with an insured gross par outstanding as of June 30, 2008 of $3.74 billion, in exchange for a payment by Syncora Guarantee to Merrill Lynch of an aggregate amount of $500 million. As part of the closing of the transactions associated with the Merrill Agreement, the parties provided mutual releases of claims with respect to the Swaps and the related policies. In addition, Syncora Guarantee and MLI agreed to dismiss the litigation related to seven of the Swaps. This transaction will be accounted for in the Company’s third quarter 2008 financials.

Discussion of Syncora’s Second Quarter 2008 Financial and Operating Results

Set forth below is a discussion of Syncora’s operating results for the three- and six-month periods ended June 30, 2008, compared to the same periods in 2007. It is important to note that during the first six months of 2008 the Company ceased writing substantially all new business, making year over year comparisons less meaningful.

Net Premiums Earned

Net premiums earned, which include accelerated premiums from refundings, increased 169% in the second quarter of 2008 to $121.0 million compared to $45.0 million in the second quarter of 2007. The reclassification of certain specific revenue, expense and balance sheet lines, including net premiums earned, was associated with the new financial statement presentation of the Company’s CDS contracts. These adjustments reduced net premiums earned by $16.4 million in the second quarter of 2008 and $9.2 million in the second quarter of 2007, when compared against the prior method for presentation of net premiums earned. Net premiums earned associated with the Company’s CDS contracts are now presented in the “realized gains and losses and other settlements” line of the statements of operations. For the first six months of 2008 net premiums earned increased 114% to $179.4 million from $83.9 million in the first six months of 2007. The increase in total net premiums earned was primarily due to the significant increase in refunding premiums during the second quarter and first six months of 2008.

Net premiums earned excluding refundings (“core net premiums,” a non-GAAP measure) increased to $59.5 million in the second quarter of 2008 up 23% from $48.5 million in the second quarter of 2007. For the first six months of 2008 core net premiums were $115.8 million, a 24% increase compared to the first six months of 2007. A reconciliation of net premiums earned to core net premiums is provided in Appendix A of this press release.

Set forth below is a summary of net premiums earned for the three- and six-month periods ended June 30, 2008 and 2007:

Net Premiums Earned
	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	% Chg	2008	2007	% Chg
($ in millions)
U.S. Public Finance	$86.7	$13.2	557%	$113.6	$26.8	324%
U.S. Structured Finance	32.8	22.6	45%	61.0	38.9	57%
International	17.9	18.4	-3%	39.5	34.9	13%
Reclassification Adjustments	(16.4)	(9.2)	78%	(34.7)	(16.7)	108%
(Earned Premiums associated
with CDS contracts)
Total Net Premiums Earned	$121.0	$45.0	169%	$179.4	$83.9	114%

Net Losses and Loss Adjustment Expenses

Net losses and loss adjustment expenses in the second quarter of 2008 were $455.6 million compared to $2.2 million in the second quarter of 2007. Net case losses and loss adjustment expense provisions on direct RMBS exposures were $476.0 million in the second quarter of 2008. These case loss provisions were primarily associated with adverse development on six HELOC transactions, four CES transactions and six Alternative-A (“Alt-A”) RMBS transactions that experienced credit deterioration during the second quarter of 2008. There were no case loss provisions taken in the second quarter of 2007. Increases in 60 day + delinquencies and lower draw rates, as well as higher than expected paid claims were the primary drivers of the increase of case reserves on the RMBS transactions.

Set forth below is a summary of gross and net case loss provisions for the second quarter of 2008:

	Q2 2008 Gross Case Loss	Q2 2008 Net Case Loss
($ in millions)	Provisions	Provisions
HELOC	($354.1)	($299.2)
CES	(135.2)	(141.4)
Alt-A	(35.7)	(35.4)
Other Net Case (Provisions) / Releases	10.9	9.4
Total	($514.1	($466.6)

Paid Claims

During the three months ended June 30, 2008, the Company paid gross claims aggregating $130.4 million on guarantees of obligations supported by the HELOCs, CES and Alt-A transactions. An additional $10.6 million of gross claims were paid in connection with a public finance transaction during the quarter. The RMBS claims primarily relate to transactions for which the Company has established gross and net case loss reserves of $587.5 million and $523.6 million, respectively, at June 30, 2008. The Company paid no claims in the first half of 2007.

Operating Expenses

Operating expenses in the second quarter of 2008 were $51.4 million, a 93% increase compared to $26.6 million of gross operating expenses for the same period in 2007. For the first six months of 2008 operating expenses were $92.3 million, an 82% increase versus $50.6 million for the first six months of 2007. The second quarter’s operating expenses include the non-cash write-down of the Company’s business licenses, which had been carried on the books as an intangible asset, in the amount of $11.5 million and additional severance charges of $6.3 million. Professional fees associated with the transactions with XL Capital and Merrill Lynch also contributed to the increase in expenses during the second quarter and first six months of 2008. Professional fees in the second quarter, primarily legal expenses and advisory fees, were $9.7 million higher than in the second quarter of 2007. No costs were deferred in the second quarter of 2008 because the Company ceased writing substantially all new business. This contributed to a $7.6 million unfavorable expense variance in the second quarter of 2008 compared to the second quarter of 2007. Compensation expenses and corporate travel declined by $4.7 and $0.9 million, respectively, as the Company ceased writing substantially all new business and reduced headcount during the first half of 2008.

Acquisition Costs

Acquisition costs were $6.2 million for the second quarter of 2008, a $2.4 million or 63% increase over the comparable period in 2007. The increase in acquisition costs in the second quarter of 2008 was primarily due to accelerated amortization of deferred acquisition costs in the insurance segment which totaled $4.7 million versus $0.5 million in the second quarter of 2007 due to refundings, calls and other accelerations.

Net Investment Income

Net investment income for the second quarter of 2008 was $31.5 million, representing an increase of 4%, or $1.3 million, from $30.3 million in the comparable period of 2007. The increase in net investment income was driven by higher average invested assets. Average invested assets increased to $2.8 billion in the second quarter of 2008, compared to $2.5 billion in the second quarter of 2007. The increase was primarily due to the receipt of $200 million in proceeds associated with the issuance of Syncora Re’s Series B non-cumulative perpetual preferred shares in the first quarter of 2008 and operating cash flows since the comparable period in 2007. Syncora’s average book yield decreased to 4.57% in the second quarter of 2008 from 4.87% in the second quarter of 2007. The decrease in average book yields is due to lower portfolio duration and lower short term market interest rates. The portfolio’s duration at June 30, 2008 was 3.2 years compared to 3.4 years at June 30, 2007.

Balance Sheet

The Company’s net unpaid losses and loss adjustment expense reserves were $609.3 million at the end of the second quarter of 2008, versus $135.6 million at year-end 2007. The increase was primarily due to the case loss reserve additions and normal loss reserve accretion which occurred during the second quarter of 2008 in connection with the Company’s insured HELOC, CES and Alt-A portfolios. During the first quarter of 2008, the credit impairment charges associated with the Company’s CDO of ABS portfolio were reclassified as a derivative liability on the balance sheet to comply with the recommendations by the SEC and adopted by the Company. The gross credit impairment associated with the Company’s CDO of ABS portfolio, which is now included as a derivative liability, totaled $1.763 billion as of June 30, 2008. As of year-end 2007, the comparable reserve that was previously reflected in the “unpaid losses and loss adjustment expenses” line on the balance sheet was $829.8 million. The increase was primarily due to adverse development in the Company’s CDO of ABS portfolio.

As of June 30, 2008, total assets were $3.7 billion, up 3% from $3.6 billion in total assets as of December 31, 2007. Book value, or common shareholders’ equity, shifted to a deficit of $428.7 million as of June 30, 2008, from common shareholders’ equity of $180.5 million at the end of 2007. Common shareholders’ deficit per share was $6.67 as of June 30, 2008, versus common shareholders’ equity per share of $2.81 at December 31, 2007. The Company’s total shareholders’ deficit as of June 30, 2008 was $182.1 million.

Book value per common share as of June 30, 2008, was based on the Company’s issued and outstanding shares (excluding restricted stock shares) of 64,259,009. This compares to 64,169,788 shares outstanding as of December 31, 2007.

Recent Ratings Actions

The following ratings actions were taken with respect to Syncora and its subsidiaries Syncora Guarantee, Syncora Guarantee Inc (UK) Limited (“Syncora UK”) and Syncora Re during the second quarter of 2008.

On August 6, 2008 Moody’s Investors Service (“Moody’s”) announced that it was reviewing the insurer financial strength (“IFS”) ratings of Syncora Guarantee, Syncora UK, and Syncora Re, currently “B2” (Negative Outlook), for possible upgrade. Prior to this announcement, on July 29, 2008 Moody's placed these IFS ratings under review with direction uncertain. Previously on June 20, 2008, Moody's downgraded these IFS ratings to “B2” (Negative Outlook) from “A3.”

On July 29, 2008, Standard & Poor’s (“S&P”) announced that its “BBB-” financial strength ratings on Syncora Guarantee, Syncora UK and Syncora Re remain on CreditWatch with negative implications. Prior to this announcement, on June 6, 2008, Standard & Poor’s (“S&P”) downgraded the “A” IFS, financial enhancement and issuer credit ratings of Syncora Guarantee, Syncora UK and Syncora Re to “BBB-” (CreditWatch with Negative Implications).

On August 11, 2008, Fitch Ratings (“Fitch”) revised the IFS ratings of Syncora Guarantee, Syncora UK and Syncora Re to “CCC” (Rating Watch Positive) from “CCC” (Rating Watch Evolving). Prior to this announcement, on July 29, 2008, Fitch Ratings (“Fitch”) downgraded the IFS ratings of Syncora Guarantee, Syncora UK and Syncora Re to “CCC” (Rating Watch Evolving) from “BB” (Outlook

Negative). Previously, on March 26, 2008, Fitch Ratings (“Fitch”) downgraded the IFS ratings of Syncora Guarantee, Syncora UK and Syncora Re to “BB” (Outlook Negative) from “A” (Rating Watch Negative).

Going Concern Update

Despite the overall favorable impact of the transactions with XL Capital and Merrill Lynch, the Company has concluded that there is substantial doubt about its ability to continue as a going concern, under applicable accounting rules, primarily because of the potential for future material adverse loss development on the Company’s ABS CDO and RMBS portfolios. In addition, according to accounting and reporting requirements for assessing whether there is substantial doubt about an entity’s ability to continue as a going concern, the Company must only consider completed transactions and is not permitted to consider the potential favorable impact of the commitment of the Company’s remaining credit default swap counterparties to reach an agreement with Syncora to commute, terminate, amend or restructure existing agreements. The Company intends to re-assess this conclusion if it successfully completes such transactions, but there can be no assurance the Company will be successful in its efforts to complete such transactions.

Conference Call Information

The company will host an investor conference call on Tuesday, August 12, 2008 to discuss the quarter’s financial results beginning at 8:30 am Eastern Daylight Time (EDT). To access the conference call, please dial +1 888-694-4702 (U.S.) or +1 973-582-2741 (International). Please ask to be connected to “Syncora Holdings’ Q2 2008 Investors Call” and provide the following passcode: 56950360. Syncora will also broadcast a live audio webcast of the conference call. The webcast will be available by visiting the “Investor Relations” section of the Company’s website located at http://www.syncora.com. Following the investor conference call, an archive of the call will be available for 30 days by dialing +1 800-642-1687 (U.S.) or +1 706-645-9291 (International). The passcode for replay participants is: 56950360. The audio webcast of the conference call will also be archived for 30 days in the “Investor Relations” section of the Company’s website located at http://www.syncora.com. An unaudited financial supplement relating to the Company's second quarter 2008 results is available on Syncora’s website located at http://www.syncora.com.

About Syncora Holdings Ltd.

Syncora Holdings Ltd. is a Bermuda-domiciled holding company whose common shares are listed on the New York Stock Exchange (NYSE: SCA). Syncora Holdings Ltd. was formerly known as Security Capital Assurance Ltd. For more information please visit www.syncora.com.

Contact:
Investors	Media
Frank Constantinople	Michael Gormley
+1 441-279-7450	+ 1 441-279-7450
frank.constantinople@scafg.com	michael.gormley@scafg.com

FORWARD-LOOKING STATEMENTS

This release contains statements about future results, plans and events that may constitute "forward-looking" statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that these statements are not guarantees of future results, plans or events and such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company's control. These factors include, but are not limited to: higher risk of loss in connection with obligations guaranteed by the Company due to deterioration in the credit markets stemming from the poor performance of subprime residential mortgage loans; the outcome of our negotiations with the Financial Counterparties concerning the commutation, termination, amendment or otherwise restructuring of their credit default swap contracts; the decision by our regulators to take regulatory action with respect to Syncora Holdings' operating subsidiaries at any time; the availability of capital and liquidity; our assumptions concerning the tax treatment of the transactions contemplated by the Agreements and related transactions; the outcome of the efforts to refund Jefferson County, Alabama's outstanding sewer system debt; the performance of invested assets, losses on credit derivatives or changes in the fair value of credit derivatives; recent and future rating agency statements and ratings actions; the suspension of writing substantially all new business and the Company's ability to continue to operate its business in its historic form; the outcome of litigation; the timing of claims payments and the receipt of reinsurance recoverables; greater frequency or severity of claims and loss activity including in excess of the Company's loss reserves; the impact of provisions in business arrangements and agreements triggered by the ratings downgrades; the impact of other triggers in business arrangements including credit default swap contracts; developments in the world's financial and capital markets that adversely affect the performance of the Company's investments and its access to such markets; changes in regulation, tax laws, legislation or accounting policies or practices; changes in officers and key employees; general economic conditions; changes in the availability, cost or quality of reinsurance or retrocessions; possible downgrade of the Company's reinsurers; possible default by the counterparties to the Company's reinsurance arrangements; the Company's ability to compete; changes that may occur in Company operations and ownership as the Company matures; and other additional factors, risks or uncertainties described in Company filings with the Securities and Exchange Commission, including in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and also disclosed from time to time in subsequent reports on Form 10-Q and Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made.

###

SYNCORA HOLDINGS LTD.
INTERIM CONSOLIDATED STATEMENTS OF
OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(U.S. dollars in thousands, except per share amounts)

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues
Net premiums earned	$121,047	$45,013	$179,400	$83,915
Net investment income	31,525	30,263	63,852	56,388
Net realized losses on investments	(6,074)	(1,654)	(7,687)	(1,542)
Change in fair value of derivatives
Realized gains and losses and other settlements	16,383	9,179	214,321	16,656
Unrealized losses	(142,062)	(23,045)	(436,306)	(30,991)
Net change in fair value of derivatives	(125,679)	(13,866)	(221,985)	(14,335)
Fee income and other	2,231	85	2,231	85
Total revenues	23,050	59,841	15,811	124,511
Expenses
Net losses and loss adjustment expenses	455,647	2,158	497,135	340
Acquisition costs, net	6,168	3,779	11,847	7,749
Operating expenses	51,353	26,553	92,256	50,623
Total expenses	513,168	32,490	601,238	58,712
(Loss) income before income tax and minority interest
	(490,118)	27,351	(585,427)	65,799
Income tax expense	—	632	—	711
(Loss) income before minority interest	(490,118)	26,719	(585,427)	65,088
Minority interest—dividends on preferred shares of
subsidiary	2,749	804	4,232	1,918
Net (loss) income	(492,867)	25,915	(589,659)	63,170
Dividends on Series A perpetual non-cumulative
preference shares	—	—	—	—
Net (loss) income available to common shareholders	$(492,867)	$25,915	$(589,659)	$63,170
(Loss) earnings per share available to common
shareholders:
Basic	$(7.67)	$0.40	$(9.18)	$0.98
Diluted	$(7.67)	$0.40	$(9.18)	$0.98
Weighted-average common shares outstanding:
(Shares in thousands)
Basic	64,259	64,136	64,236	64,136
Diluted	64,259	64,507	64,236	64,423
Comprehensive (loss) income:
Net (loss) income	$(492,867)	25,915	$(589,659)	$63,170
Currency translation adjustments	(132)	—	(96)	—
Change in unrealized appreciation of investments, net of
deferred tax expense	(38,887)	(28,203)	(23,220)	(21,832)
Total comprehensive (loss) income	$(531,886)	$(2,288)	$(612,975)	$41,338

SYNCORA HOLDINGS LTD.
INTERIM CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except per share amounts)

	(Unaudited)
	As of	As of
	June 30,	December 31,
	2008	2007
ASSETS
Debt securities available for sale, at fair value (amortized cost: 2008—
$2,250,187; 2007—$2,412,420)	$2,245,556	$2,431,009
Cash and cash equivalents	488,618	249,116
Total cash and invested assets	2,734,174	2,680,125
Accrued investment income	20,055	21,039
Deferred acquisition costs	98,856	108,117
Prepaid reinsurance premiums	94,614	101,122
Premiums receivable	25,861	24,494
Reinsurance balances receivable	104,339	—
Reinsurance balances recoverable on unpaid losses	140,849	266,945
Intangible assets—acquired licenses	—	11,529
Derivative assets	457,354	354,596
Other assets	49,634	36,128
Total assets	$3,725,736	$3,604,095

LIABILITIES, MINORITY INTEREST AND
SHAREHOLDERS’ (DEFICIT) EQUITY
Liabilities
Unpaid losses and loss adjustment expenses	$750,177	$402,519
Deferred premium revenue	749,048	927,385
Derivative liabilities	2,239,760	1,700,695
Reinsurance premiums payable	66,952	36,485
Accounts payable, accrued expenses and other liabilities	42,870	70,948
Total liabilities	3,848,807	3,138,032
Commitments and contingencies
Minority interest
Series A redeemable preferred shares of subsidiary	39,000	39,000
Series B non-cumulative perpetual preferred shares of subsidiary	20,000	—
Total minority interest	59,000	39,000
Shareholders’ (Deficit) Equity
Series A perpetual non-cumulative preference shares—(Par value
$0.01 per share; 250,000 shares authorized; shares issued and
outstanding—250,000)	246,593	246,593
Common shares—(Par value $0.01 per share; 500,000,000 shares authorized; shares issued and outstanding—at June 30, 2008:
65,062,671 at December 31, 2007: 65,293,543)	998,410	994,569
Accumulated deficit	(1,421,559)	(831,900)
Accumulated other comprehensive (loss) income	(5,515)	17,801
Total common shareholders’ (deficit) equity	(428,664)	180,470
Total shareholders’ (deficit) equity	(182,071)	427,063
Total liabilities, minority interest and shareholders’ (deficit) equity	$3,725,736	$3,604,095

Comment on Regulation G
This press release contains the presentation of operating income (loss). These measures are "non-GAAP financial measures" as defined in Regulation G. The reconciliations of net (loss) income available to common shareholders to operating income (loss); and total shareholders' (deficit) equity to common shareholders’ (deficit) equity (the most directly comparable GAAP financial measures) presented at the end of this section are in accordance with Regulation G.

We present our operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information in evaluating our performance. These non-GAAP financial measures are included herein because investors in Syncora Guarantee-insured bonds and other users of our financial information consider such measures important in analyzing our financial performance.

Operating Income (Loss)

While operating income (loss) is not a substitute for net income (loss) computed in accordance with GAAP, it is a useful measure of performance used by management, equity analysts and investors. We believe operating income (loss) and core income (loss) enhance the understanding of our results of operations by highlighting the underlying profitability of our business. Operating income (loss) measures net (loss) income available to common shareholders, as determined in accordance with GAAP, excluding net realized gains (losses) on investments and the after-tax impact of net unrealized gains (losses) on derivatives, net of credit impairment adjustments, and expenses related to XL Capital Ltd's secondary offering of Syncora's shares. The definition of operating income (loss) used by the Company may differ from definitions of operating earnings and core earnings used by other financial guarantors.

Net realized gains (losses) on investments and the after-tax impact of net unrealized gains and losses on derivatives, net of credit impairment adjustments, which principally consist of credit derivatives we issue and interest rate swap contracts we guarantee, are excluded from operating income (loss) because they are heavily influenced by, and fluctuate, in part according to, market interest rates, credit spreads and other factors that management cannot control or predict. Although the investment of premiums to generate investment income and realized gains (loss) on investments is an integral part of our operations, the determination to realize gains (losses) on investments is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value without actual realization. In this regard, certain users of our financial information, including certain rating agencies, evaluate earnings before tax and net gains (losses) on investments to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of gains (losses) on investments is largely opportunistic. In addition, with respect to credit derivatives and guaranteed interest rate swap contracts discussed above, because we generally hold such contracts to maturity and, accordingly, will not realize the periodic effect of the changes in fair value of these instruments, therefore, we exclude such changes from operating income (loss) (similar to other companies in the financial guarantee industry) as the changes in fair value each quarter are not indicative of underlying business performance of our operations. Also, in determining operating income (loss) for the twelve-month period ended December 31, 2007, we excluded from operating income (loss) expenses incurred by the Company in connection with the secondary offering of our common shares by XL Capital Ltd, as such expenses are not related to the conduct of the Company’s business.

Appendix A*
(U.S. Dollars in millions)

Net Premiums Earned Reconciliation	Three Months Ended		Six Months Ended
	6/30/2008	6/30/2007	6/30/2008	6/30/2007

Net premiums earned	$121.0	$45.0	$179.4	$83.9
Net premiums earned - credit derivative contracts	16.4	9.2	34.8	16.7
Net premiums earned including credit derivative contracts	137.4	54.2	214.2	100.6
Earned premiums recognized from refundings, calls and other accelerations	(77.9)	(5.7)	(98.4)	(7.0)
Core net premiums earned	$59.5	$48.5	$115.8	$93.6

Net Losses and Loss Adjustment Expenses Reconciliation	Three Months Ended		Six Months Ended
	6/30/2008	6/30/2007	6/30/2008	6/30/2007

Net losses and loss adjustment expenses	$455.6	$2.2	$497.1	$0.3
Credit impairment adjustment included in unrealized losses on derivatives	943.5	0.9	965.7	1.9
Net losses and loss adjustment expenses including the credit impairment adjustments included in
unrealized losses on derivatives	$1,399.1	$3.0	$1,462.8	$2.2

Reconciliation of Net (Loss) Income to Operating (Loss) Income and Core (Loss) Income	Three Months Ended		Six Months Ended
	6/30/2008	6/30/2007	6/30/2008	6/30/2007

Net (loss) income available to common shareholders	$(492.9)	$25.9	$(589.7)	$63.2
After-tax effect of:
Expenses incurred in secondary offering	-	1.0	-	1.0
Adjustment for perpetual non-cumulative preference shares	-	(4.3)	-	(4.3)
Realized gain on exercise of put option	-	-	(179.6)	-
Net realized losses on investments	6.1	1.7	7.7	1.5
Adjustment for unrealized losses on derivatives, net of tax	142.1	23.0	436.3	31.0
Credit impairment adjustment included in unrealized losses on derivatives	(943.5)	(0.9)	(965.7)	(1.9)
Operating (loss) income	(1,288.2)	46.4	(1,290.9)	90.5
Effect of refundings, calls and other accelerations	(73.2)	(5.0)	(91.8)	(6.1)
Core (loss) income	$(1,361.4)	$41.4	$(1,382.7)	$84.4

Reconciliation of Total Shareholders' (Deficit) Equity to Common Shareholders' (Deficit) Equity			As of
			6/30/2008	12/31/2007

Total shareholders' (deficit) equity			$(182.1)	$427.1
Series A perpetual non-cumulative preference shares			(246.6)	(246.6)
Common shareholders' (deficit) equity			$(428.7)	$180.5

*Numbers may not add due to rounding.